EX-99.27(k)

September 2, 2003


Board of Directors
Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI 48951

         Re:      Jackson National Life Insurance Company
                  Jackson National Separate Account IV
                  Registration Statement on Form N-6 (File No. 333-36506)

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form N-6 for the Flexible Premium Variable Universal Life Policies (the "Policies") to be issued by Jackson National Life Insurance Company and its separate account, Jackson National Separate Account IV.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. Jackson National Separate Account IV is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premiums made by an Owner pursuant to Policies issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Policies.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

                            Sincerely,

                            /s/ Susan S. Rhee

                            Susan S. Rhee
                            Assistant Vice President
                             and Associate General Counsel
                            Jackson National Life Insurance Company